                                                                 EXHIBIT 3


                             STOCK OPTION AGREEMENT

                 STOCK OPTION AGREEMENT (the "Agreement"), dated as of June 24, 1994, by and between Arrow Electronics, Inc., a New York corporation ("Parent"), and Gates/FA Distributing, Inc., a Delaware corporation (the "Company").

                 WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Parent and AFG Acquisition Company, a Delaware corporation ("Sub"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides that, among other things, upon the terms and subject to the conditions thereof, Sub will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation; and

                 WHEREAS, as a condition and inducement to Parent's willingness to enter into the Merger Agreement, Parent has required that the Company agree, and the Company has so agreed, to grant to Parent an option with respect to certain shares of the Company's common stock on the terms and subject to the conditions set forth herein.

                 NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

                 1. Grant of Option. The Company hereby grants Parent an irrevocable option (the "Company Option") to purchase up to 1,257,063 shares (the "Company Shares") of common stock, par value $.01 per share, of the Company (the "Company Common Stock") in the manner set forth below at a price (the "Exercise Price") of $22.50 per Company Share, payable in cash. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Merger Agreement.

                 2. Exercise of Option. The Company Option may be exercised by Parent, in whole or in part, at any time or from time to time after the occurrence of any of the events described in clauses (i), (ii) and
(iii) of Section 5.9(b) of the Merger Agreement (regardless of whether the Merger Agreement has actually terminated as a result thereof). In the event Parent wishes to exercise the Company Option, Parent shall deliver to the Company a written notice (an "Exercise Notice") specifying the total number of Company Shares it wishes to purchase. Each closing of a purchase of Company Shares (a "Closing") shall occur at a place, on a date and at a time designated by Parent in an


                              Page 74 of 88 Pages

Exercise Notice delivered at least two business days prior to the date of the Closing. The Company Option shall terminate upon the earlier of: (i) the Effective Time; (ii) the termination of the Merger Agreement pursuant to
Section 7.1 thereof (other than a termination in connection with which Parent is entitled to the payment specified in Section 5.9(b) thereof); or (iii) 180 days following any termination of the Merger Agreement in connection with which Parent is entitled to the payment specified in Section 5.9(b) thereof (or if, at the expiration of such 180 day period, the Company Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, ten business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal, but in no event under this clause (iii) later than June 24, 1996). Notwithstanding the foregoing, the Company Option may not be exercised if Parent is in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or in the Merger Agreement.

                 3. Conditions to Closing. The obligation of the Company to issue the Company Shares to Parent hereunder is subject to the conditions that (i) all waiting periods, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder ("HSR Act"), applicable to the issuance of the Company Shares hereunder shall have expired or have been terminated; (ii) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Federal, state or local administrative agency or commission or other Federal state or local governmental authority or instrumentality, if any, required in connection with the issuance of the Company Shares hereunder shall have been obtained or made, as the case may be; and (iii) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect.

                 4. Closing. At any Closing, (a) the Company will deliver to Parent a single certificate in definitive form representing the number of the Company Shares designated by Parent in its Exercise Notice, such certificate to be registered in the name of Parent and to bear the legend set forth in Section 13, and (b) Parent will deliver to the Company the aggregate price for the Company Shares so designated and being purchased by wire transfer of immediately available funds or certified check or bank check. At any Closing at which Parent is exercising the Company Option in part, Parent shall present and surrender this Agreement to the Company, and the Company shall deliver to Parent an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Company Common Stock purchasable hereunder.

                 5. Representations and Warranties of the Company. The Company represents and warrants to Parent that (a) the Company is a corporation duly incorporated, validly existing and


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                              Page 75 of 88 Pages
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in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, and, assuming this Agreement constitutes a valid and binding obligation of Parent, is enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought, and except as indemnification may be limited by public policy, (d) the Company has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the Company Option, and at all times from the date hereof through the expiration of the Company Option will have reserved, 1,257,063 unissued Company Shares, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, (e) upon delivery of the Company Shares to Parent upon the exercise of the Company Option, Parent will acquire the Company Shares free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever, (f) except as described in
Section 3.1 or 3.4 of the Merger Agreement, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, conflict with, or result in any violation of, or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets pursuant to (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation"), (A) any provision of the Amended or Restated Certificate of Incorporation, as amended, or Amended and Restated By-laws, as amended, of the Company or (B) any provisions of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license or
(C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets, which Violation, in the case of each of clauses (B) and (C), would have a Material Adverse Effect on the Company and (g) except as described in Section 3.1 or 3.4 of the Merger Agreement and Section 3(i) of this Agreement, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not,





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                              Page 76 of 88 Pages
require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority.

                 6. Representations and Warranties of Parent. Parent represents and warrants to the Company that (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, and, assuming this Agreement constitutes a valid and binding obligation of the Company, is enforceable against Parent in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought, and except as indemnification may be limited by public policy, (d) except as described in Section 4.2 or 4.3 of the Merger Agreement, the execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not, result in any Violation pursuant to, (A) any provision of the Certificate of Incorporation or By-laws of Parent, (B) any provisions of any loan or credit agreement, note, mortgage, indenture, lease, Benefit Plan or other agreement, obligation, instrument, permit, concession, franchise, license or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or its properties or assets, which Violation, in the case of each of clauses (B) and (C), would have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole, (e) except as described in Section 4.2 or 4.3 of the Merger Agreement and Section 3(i) of this Agreement, the execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority and (f) any Company Shares acquired upon exercise of the Company Option will not be, and the Company Option is not being, acquired by Parent with a view to the public distribution thereof.

                 7.  Certain Repurchases.

                 (a) Put and Call. At any time during which the Company Option is exercisable pursuant to Section 2 (the "Repurchase Period"), upon demand by Parent, Parent shall have the right to sell to the Company (or any successor entity





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                                Page 77 of 88 Pages
thereof) and the Company (or such successor entity) shall be obligated to repurchase from Parent (the "Put"), and upon demand by the Company, subject to
Section 7(d) hereof, the Company (or any successor entity thereof) shall have the right to repurchase from Parent and Parent shall be obligated to sell to the Company (or such successor entity) (the "Call") all or any portion of the Company Option, at the price set forth in subparagraph (i) below, or, at any time prior to June 24, 1996, all or any portion of the Company Shares purchased by Parent pursuant thereto with respect to which Parent or any affiliate thereof has beneficial ownership, at a price set forth in subparagraph (ii) below:

                                  (i)  the difference between the
         "Market/Tender Offer Price" for shares of Company Common Stock as of the date (the "Notice Date") notice of exercise of the Put or Call, as the case may be, is given to the other party (defined as the higher of (A) the price per share offered as of the Notice Date pursuant to any tender or exchange offer or other Takeover Proposal which was made prior to the Notice Date and not terminated or withdrawn as of the Notice Date (the "Tender Price") or (B) the average of the high and low bid prices of shares of the Company Common Stock on NASDAQ for the ten trading days immediately preceding the Notice Date, or if on any of such ten trading days the Company Common Stock shall not be quoted in the NASDAQ System, the average of the high and low bid prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization (the "Market Price")), and the Exercise Price, multiplied by the number of Company Shares purchasable pursuant to the Company Option (or portion thereof with respect to which Parent or the Company is exercising its rights under this Section 7), but only if the Market/Tender Offer Price is greater than the Exercise Price;

                                  (ii)  the Exercise Price paid by Parent for
         the Company Shares acquired pursuant to the Company Option plus the difference between the Market/Tender Offer Price and the Exercise Price, but only if the Market/Tender Offer Price is greater than the Exercise Price, multiplied by the number of Company Shares so purchased. For purposes of this clause (ii), the Tender Price shall be the highest price per share offered pursuant to a tender or exchange offer or other Takeover Proposal during the Repurchase Period.

                 (b)  Payment and Redelivery of Company Option or Shares.
In the event Parent or the Company exercises its rights under this Section 7, the Company shall, within ten business days of the Notice Date, pay the required amount to Parent in immediately available funds and Parent shall surrender to the Company the Company Option or the certificates evidencing the Company Shares purchased by Parent pursuant thereto, and Parent shall warrant that it owns such shares and that such shares are





                                      -5-

                              Page 78 of 88 Pages
then free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever.

                 (c) Limitation on Repurchase Price. Notwithstanding anything to the contrary provided in this Section 7, the maximum amount payable to Parent pursuant to the Put and/or the Call shall not exceed $10,056,504 plus the amount of the aggregate Exercise Price paid by Parent for any shares of Company Common Stock acquired pursuant to the Company Option.

                 (d) Limitation on Call. The Call shall not be exercisable by the Company (or any successor entity thereof) unless the difference between the Market/Tender Offer Price and the Exercise Price as of the Notice Date with respect to such Call is greater than $8.00.

                 8. Voting of Shares. Following the date hereof and prior to the Expiration Date (as defined in Section 9(b)), Parent shall vote any shares of Company Common Stock acquired pursuant to this Agreement ("Restricted Shares") on each matter submitted to a vote of stockholders of the Company for and against such matter in the same proportion as the vote of all other stockholders of the Company are voted (whether by proxy or otherwise) for and against such matter.

                 9.   Restrictions on Certain Actions.

                 (a) Restrictions. Other than pursuant to the Merger Agreement, following the date hereof and prior to the Expiration Date, without the prior written consent of the Company, Parent shall not, nor shall Parent permit its affiliates to, directly or indirectly, alone or in concert or conjunction with any other Person or Group (as defined in Section 9(b)), (i) in any manner acquire, agree to acquire or make any proposal to acquire, any securities of, equity interest in, or any material property of, the Company (other than pursuant to this Agreement or the Merger Agreement), (ii) except at the specific written request of the Company, propose to enter into any merger or business combination involving the Company or to purchase a material portion of the assets of the Company, (iii) make or in any way participate in any "solicitation" of "proxies" (as such terms are used in Regulation 14A promulgated under the Exchange Act) to vote, or seek to advise or influence any Person with respect to the voting of, any voting securities of the Company,
(iv) form, join or in any way participate in a Group with respect to any voting securities of the Company, (v) seek to control or influence the management, Board of Directors or policies of the Company, (vi) disclose any intention, plan or arrangement inconsistent with the foregoing, (vii) advise, assist or encourage any other Person in connection with the foregoing or (viii) request the Company (or its directors, officers, employees or agents) to amend or waive any provisions of this Section 9, or take any action which may require the Company to make a public announcement regarding the possibility of a business combination or merger with such party.





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                             Page 79 of 88 Pages

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The Company shall not adopt any Rights Agreement in any manner which would cause Parent, if Parent has complied with its obligations under this Agreement, to become an "Acquiring Person" under such Rights Agreement solely by reason of the beneficial ownership of the shares purchasable hereunder.

                 (b)  Certain Definitions.  For purposes of this Agreement,
(i) the term "Person" shall mean any corporation, partnership, individual, trust, unincorporated association or other entity or Group (within the meaning of Section 13(d)(3) of the Exchange Act), (ii) the term "Expiration Date" with respect to any obligation or restriction imposed on one party shall mean the earlier to occur of (A) the third anniversary of the date hereof or (B) such time as the other party shall have suffered a Change of Control and (iii) a "Change of Control" with respect to one party shall be deemed to have occurred whenever (A) there shall be consummated (1) any consolidation or merger of such party in which such party is not the continuing or surviving corporation, or pursuant to which shares of such party's common stock would be converted in whole or in part into cash, other securities or other property, other than a merger of such person in which the holders of such party's common stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (2) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all the assets of such party, or (B) the stockholders of such party shall approve any plan or proposal for the liquidation or dissolution of such party, or (C) any party, other than such party or a subsidiary thereof or any employee benefit plan sponsored by such party or a subsidiary thereof or a corporation owned, directly or indirectly, by the stockholders of such party in substantially the same proportions as their ownership of stock of such party, shall become the beneficial owner of securities of such party representing 25% or more of the combined voting power of then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, or (D) at any time during the period commencing on the date of this Agreement and ending on the Expiration Date, individuals who at the date hereof constituted the Board of Directors of such party shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by such party's stockholders of each new director during the period commencing on the date of this Agreement and ending on the Expiration Date was approved by a vote of at least two-thirds of the directors then still in office who were directors at the date hereof, or (E) any other event shall occur with respect to such party that would be required to be reported in response to Item 6(e) (or any successor provision) of Schedule 14A of Regulation 14A promulgated under the Exchange Act.





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                             Page 80 of 88 Pages

                 10.  Restrictions on Transfer.

                 (a) Restrictions on Transfer. Prior to the Expiration Date, Parent shall not, directly or indirectly, by operation of law or otherwise, sell, assign, pledge, or otherwise dispose of or transfer any Restricted Shares beneficially owned by Parent, other than (i) pursuant to
Section 7, or (ii) in accordance with Section 10(b) or 11.

                 (b) Permitted Sales. Following the termination of the Merger Agreement, Parent shall be permitted to sell any Restricted Shares beneficially owned by it if such sale is made pursuant to a tender or exchange offer that has been approved or recommended, or otherwise determined to be fair and in the best interests of the stockholders of the Company, by a majority of the members of the Board of Directors of the Company (which majority shall include a majority of directors who were directors prior to the announcement of such tender or exchange offer).

                 11. Registration Rights. (a) Following the termination of the Merger Agreement, Parent may by written notice (the "Registration Notice") to the Company request the Company to register under the Securities Act all or any part of the Restricted Shares beneficially owned by Parent (the "Registrable Securities") pursuant to a bona fide firm commitment underwritten public offering in which Parent and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use their best efforts to prevent any Person (including any Group) and its affiliates from purchasing through such offering Restricted Shares representing more than 1% of the outstanding shares of Common Stock of the Company on a fully diluted basis (a "Permitted Offering"). The Registration Notice shall include a certificate executed by Parent and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing (the "Manager"), stating that (i) they have a good faith intention to commence promptly a Permitted Offering and (ii) the Manager in good faith believes that, based on the then prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least 80% of the Fair Market Value of such shares. For purposes of this Section 11, the term "Fair Market Value" shall mean the per share average of the closing sale prices of the Company's Common Stock on the Nasdaq National Market System for the ten trading days immediately preceding the date of the Registration Notice. The Company (and/or any Person designated by the Company) shall thereupon have the option exercisable by written notice delivered to Parent within ten business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities for cash at a price (the "Option Price") equal to the product of (i) the number of Registrable Securities and (ii) the Fair Market Value of such shares. Any such purchase of Registrable Securities by the Company hereunder shall take place at a closing to be held at the





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                             Page 81 of 88 Pages
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principal executive offices of the Company or its counsel at any reasonable date and time designated by the Company and/or such designee in such notice within 20 business days after delivery of such notice. Any payment for the shares to be purchased shall be made by delivery at the time of such closing of the Option Price in immediately available funds.

                 (b) If the Company does not elect to exercise its option to purchase pursuant to Section 11(a) with respect to all Registrable Securities, it shall use its best efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities; provided, however, that (i) Parent shall not be entitled to more than an aggregate of two effective registration statements hereunder and (ii) the Company will not be required to file any such registration statement during any period of time (not to exceed 40 days after such request in the case of clause (A) below or 90 days in the case of clauses (B) and (C) below) when (A) the Company is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the written opinion of counsel to the Company, such information would have to be disclosed if a registration statement were filed at that time; (B) the Company is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) the Company determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving the Company or any of its affiliates. If consummation of the sale of any Registrable Securities pursuant to a registration hereunder does not occur within 120 days after the filing with the SEC of the initial registration statement, the provisions of this Section 11 shall again be applicable to any proposed registration; provided, however, that Parent shall not be entitled to request more than two registrations pursuant to this Section
11. The Company shall use its best efforts to cause any Registrable Securities registered pursuant to this Section 11 to be qualified for sale under the securities or Blue Sky laws of such jurisdictions as Parent may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that the Company shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

                 (c) The registration rights set forth in this Section 11 are subject to the condition that Parent shall provide the Company with such information with respect to Parent's Registrable Securities, the plans for the distribution thereof, and such other information with respect to Parent as, in the reasonable judgment of counsel for the Company, is necessary to enable the Company to include in such registration statement all





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                                Page 82 of 88 Pages
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material facts required to be disclosed with respect to a registration thereunder.

                 (d) If the Company's securities of the same type as the Registrable Securities are then authorized for quotation or trading or listing on the New York Stock Exchange, Nasdaq National Market System, or any other securities exchange or automated quotations system, the Company, upon the request of Parent, shall promptly file an application, if required, to authorize for quotation, trading or listing the shares of Registrable Securities on such exchange or system and will use its reasonable efforts to obtain approval, if required, of such quotation, trading or listing as soon as practicable.

                 (e) A registration effected under this Section 11 shall be effected at the Company's expense, except for underwriting discounts and commissions and the fees and the expenses of counsel to Parent, and the Company shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings as such underwriters may reasonably require. In connection with any such registration, the parties agree (i) to indemnify each other and the underwriters in the customary manner and (ii) to enter into an underwriting agreement in form and substance customary to transactions of this type with the Manager and the other underwriters participating in such offering.

                 12. Adjustment Upon Changes in Capitalization. (a) In the event of any change in Company Common Stock by reason of stock dividends, splitups, mergers (other than the Merger), recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Company Option, and the purchase price per share provided in
Section 1, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Parent shall receive, upon exercise of the Company Option, the number and class of shares or other securities or property that Parent would have received in respect of the Company Common Stock if the Company Option had been exercised immediately prior to such event or the record date therefor, as applicable.

                 (b) In the event that the Company shall enter in an agreement: (i) to consolidate with or merge into any person, other than Parent or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger; (ii) to permit any person, other than Parent or one of its Subsidiaries, to merge into the Company and the Company shall be the continuing or surviving corporation, but, in connection with such merger, the then-outstanding shares of Company Common Stock shall be changed into or exchanged for stock or other securities of the Company or any other person or cash or any other property or the outstanding shares of Company Common Stock immediately prior to such merger shall after such merger





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                             Page 83 of 88 Pages
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represent less than 50% of the outstanding shares and share equivalents of the merged company; or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Parent or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that upon the consummation of any such transaction and upon the terms and conditions set forth herein, Parent shall receive for each Company Share with respect to which the Company Option has not been exercised an amount of consideration in the form of and equal to the per share amount of consideration that would be received by the holder of one share of Company Common Stock less the Exercise Price (and, in the event of an election or similar arrangement with respect to the type of consideration to be received by the holders of Company Common Stock, subject to the foregoing, proper provision shall be made so that the holder of the Company Option would have the same election or similar rights as would the holder of the number of shares of Company Common Stock for which the Company Option is then exercisable).

                 13. Restrictive Legends. Each certificate representing shares of Company Common Stock issued to Parent hereunder shall include a legend in substantially the following form:

                 THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT, DATED AS OF JUNE 24, 1994, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER.

                 14.  Binding Effect; No Assignment.  This Agreement shall
be binding upon and inure to the benefit of the parties hereto and their
respective successors and permitted assigns.   Except as expressly provided for
in this Agreement, neither this Agreement nor the rights or the obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any Restricted Shares sold by Parent in compliance with the provisions of Section 11 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement, unless and until Parent shall repurchase or otherwise become the beneficial owner of such shares, and any transferee of such shares shall not be entitled to the rights of Parent. Certificates representing shares sold in a registered public offering pursuant to Section 11 shall not be required to bear the legend set forth in Section 13.

                             Page 84 of 88 Pages

                 15. Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of this Agreement, neither party will allege, and each party hereby waives the defense, that there is adequate remedy at law.

                 16. Entire Agreement. This Agreement and the Merger Agreement (including the Disclosure Memorandum relating thereto) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

                 17. Further Assurances. Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

                 18. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any court or other competent authority holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith, or not take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including but not limited to money damages, for breach hereof or of any other provision of this Agreement or part hereof as the result of such holding or order.

                 19. Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally, telegraphed or telecopied or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder.

                             Page 85 of 88 Pages

                          (a)     if to Parent, to:

                                  Arrow Electronics, Inc.
                                  25 Hub Drive
                                  Melville, New York 11747
                                  Attention:  Robert E. Klatell
                                  Telecopy:   (516) 391-1683
                                  Telephone:  (516) 391-1830

                          with a copy to:

                                  Winthrop, Stimson, Putnam & Roberts
                                  One Battery Park Plaza
                                  New York, New York 10004
                                  Attention:  Howard S. Kelberg, Esq.
                                  Telecopy:   (212) 858-1500
                                  Telephone:  (212) 858-1000

                          and

                          (b)     if to the Company, to:

                                  Gates/FA Distributing, Inc.
                                  39 Pelham Ridge Drive
                                  Greenville, South Carolina 29615
                                  Attention:  Philip D. Ellett
                                  Telecopy:   (803) 627-2180
                                  Telephone:  (803) 234-0736

                                with a copy to:

                                  Alston & Bird
                                  One Atlantic Center
                                  1201 West Peachtree Street
                                  Atlanta, Georgia 30309-3424
                                  Attention:  Bryan E. Davis, Esq.
                                  Telecopy:   404-881-7777
                                  Telephone:  404-881-7000

                 20. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State without regard to any applicable conflicts of law rules.

                 21. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                 22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

                             Page 86 of 88 Pages

                 23. Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

                 24. Amendments; Waiver. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

                             Page 87 of 88 Pages

                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.


                                             ARROW ELECTRONICS, INC.


                                             By: /s/ Robert E. Klatell
                                                ------------------------------
                                                 Name:   Robert E. Klatell
                                                 Title:  Senior Vice President
                                                         and Chief Financial
                                                         Officer


                                             GATES/FA DISTRIBUTING, INC.


                                             By: /s/ Philip D. Ellett
                                                ------------------------------
                                                 Name:   Philip D. Ellett
                                                 Title:  President and Chief
                                                         Executive Officer

                             Page 88 of 88 Pages